                                                                                                                                                 Exhibit 99.1

HSW International Announces 2009 Year-End Results

ATLANTA, Georgia—April 15, 2010—HSW International, Inc. (NASDAQ: HSWI), a developer and operator of Internet businesses focused on providing locally relevant, high quality information, and a provider of web platform services that support traditional web publishing combined with social media, released 2009 year-end results today.

HSW International reported revenues of $2.3 million for 2009, an increase of $1.8 million, or 395%, compared with 2008.  Net loss was $11.9 million, a decrease of $10.1 million, or 46%, from 2008.

For the fourth quarter of 2009, HSW International reported revenues of $2.0 million, an increase of $1.8 million, or 1,063% compared with the fourth quarter of 2008.  Fourth-quarter net loss was $2.5 million, a $6.3 million, or 71%, decrease from the fourth quarter of 2008.

“We are pleased to report significant progress in revenues and reductions of losses for 2009,” said Gregory Swayne, HSW International's Chief Executive Officer.  “Traffic and usage for our international websites has continued to show strong month-over-month growth, and we have seen meaningful results in our Web Platform Services segment from our relationship with Sharecare, and expect continued revenue growth from this segment of our business as we seek to expand our platform services to additional customers in 2010.”

Sharecare Inc., created by Jeff Arnold, founder of WebMD (NASDAQ: WBMD), and Dr. Mehmet Oz, a leading cardiac surgeon and host of "The Dr. Oz Show," in partnership with Harpo Productions, HSW International, Sony Pictures Television, and Discovery Communications, is a highly searchable social Q&A healthcare platform organizing and answering the questions of health.  HSW International is a founding partner in Sharecare and owns approximately 18% of the company.  The decrease in net loss primarily resulted from an increase in revenues and the Company's ongoing efforts to reduce operating expenses.

HSW International's Digital Online Publishing segment achieved a significant increase in page views in 2009 of its international websites by 312% in China and 29% in Brazil over 2008, though it continues to see weak demand for the sale of advertising in part due to the global recession and lack of developed online advertising markets in those territories.

Statistical Highlights:

Fourth Quarter 2009 vs. Fourth Quarter 2008
(Ending December 31)
(Thousands of dollars)

	2009	2008	Change
Revenues	$1,954	$168	1,063%
Net Losses	$2,536	$8,791	(71)%
Total Assets	$15,900	$26,310	(40)%

Full Year 2009 vs. Full Year 2008
(Ending December 31)
(Millions of dollars)

	2009	2008	Change
Revenues	$2,260	$457	395%
Net Losses	$11,881	$21,938	(46)%
Total Assets	$15,900	$26,310	(40)%

About HSW International, Inc.

HSW International, Inc. (NASDAQ: HSWI) develops and operates Internet businesses focused on providing consumers with locally relevant, high quality information, and provides web platform services that support traditional web publishing combined with social media. The Company's leading brands BoWenWang (bowenwang.com.cn) and ComoTudoFunciona (hsw.com.br) provide readers in China and Brazil with thousands of articles about how the world around them works, serving as destinations for credible, easy-to-understand reference information. HSW International is the exclusive licensee in China and Brazil for the publication of translated content from HowStuffWorks.com, a subsidiary of Discovery Communications. HSW International is also a co-founder and developer of Sharecare, a highly searchable social Q&A healthcare platform organizing and answering the questions of health. The Company is headquartered in Atlanta and incorporated in Delaware.

Forward-Looking Statements

This press release contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as "anticipate", "expect", "project", "believe", "plan", "estimate", "intend", "will" and "may". These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of HSW International. Relevant risks and uncertainties include those referenced in HSW International's filings with the SEC, and include but are not limited to: our losses and potential need to raise capital; successfully developing and launching the Sharecare platform; reliance on third parties such as Sharecare and its other founders and contributors; restrictions on intellectual property under agreements with Sharecare and third parties; challenges inherent in developing an online business; reliance on key personnel; risks of business in foreign countries, notably China and Brazil, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the internet sector in foreign countries, especially China; general industry conditions and competition; and general economic conditions, such as advertising rate, interest rate and currency exchange rate fluctuations. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. HSW International assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information:
HSW International Investor Relations
telephone: +1 (404) 926-0660
email: ir@hswint.com

or

Adam Davis
Kreab Gavin Anderson
telephone: +1 (212) 515-1911
email: adavis@kreabgavinanderson.com